Exhibit 10.4

SECOND AMENDED AND RESTATED
EXPENSE SUPPORT AGREEMENT

This Second Amended and Restated Expense Support Agreement (this “Agreement”) is made this 8th day of May, 2014, by and between RREEF Property Trust Inc., a Maryland corporation (the “Company”), and RREEF America L.L.C., a Delaware limited liability company (the “Advisor,” and together with the Company, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Advisory Agreement, dated as of December 21, 2012 (as amended, the “Advisory Agreement”), by and among the Company, Advisor, and RREEF Property Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”).

WHEREAS, the Company invests in a diversified portfolio of high quality, income-producing real estate properties and other real estate-related assets, primarily with the proceeds from its continuous public offering of shares of its common stock (the “Offering”);

WHEREAS, the Company, the Advisor and the Operating Partnership have entered into the Advisory Agreement, which, among other things, provides for the reimbursement by the Company to the Advisor for Organizational and Offering Expenses and other expenses incurred by the Advisor on behalf of the Company and the Operating Partnership;

WHEREAS, the Company and the Advisor previously entered into that certain Expense Support Agreement, dated May 29, 2013 (the “Original Agreement”), pursuant to which the Advisor may pay a portion of the Company’s Total Operating Expenses and Organizational and Offering Expenses during the Company’s early stages of operations;

WHEREAS, the Company and the Advisor previously entered into that certain First Amended Expense Support Agreement, dated November 11, 2013 (the “First Amended Agreement”); and

WHEREAS, the Company and the Advisor now desire to amend and restate the First Amended Agreement pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1. Expense Payments.

The Advisor has incurred expenses, and may incur additional expenses, relating to the Company that are not required to be reimbursed according to the terms of Section 12(d) of the Advisory Agreement, including without limitation, certain Organizational and Offering Expenses and Total Operating Expenses. Any such expenses paid to third parties by the Advisor pursuant to the preceding sentence shall be referred to herein as an “Expense Payment.” Expense Payments by the Advisor will continue under this Agreement until the earlier of the date the Company receives $200 million in aggregate gross proceeds from the Offering or the date the aggregate Expense Payments by the Advisor under this Agreement (which, for the avoidance of doubt, includes the Original Agreement and the First Amended Agreement) exceed $7.1 million. The Advisor shall not make any Expense Payment that would adversely affect the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes.

2. Reimbursement Payments to the Advisor.

(a) Commencing with the earlier of (i) the calendar quarter beginning on January 1, 2015 or (ii) the calendar quarter in which the Company receives $200 million in aggregate gross proceeds from the Offering, within five business days after the end of such quarter and each calendar quarter thereafter, the Company shall pay to the Advisor an amount in cash calculated pursuant to this Section 2 until the aggregate of all Expense Payments have been reimbursed by the Company. Any payment required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” Notwithstanding the foregoing, the Company may, in its sole discretion, reimburse the Advisor for all or any portion of the Expense Payments at any time in advance of the date that such reimbursements would otherwise be due pursuant to this Section 2.

(b) The amount of the Reimbursement Payment for any calendar quarter in which a Reimbursement Payment is required shall equal the lesser of (i) $250,000 (as adjusted pursuant to this Section 2(b), the “Maximum Reimbursement”) and (ii) the aggregate amount of all Expense Payments made by the Advisor prior to the last day of such calendar quarter that have not been previously reimbursed by the Company to the Advisor; provided, however, that (1) the amount of the Maximum Reimbursement will be increased (x) from $250,000 to $325,000 commencing with the quarter immediately following the calendar quarter in which the Company raises $850 million in Gross Proceeds from the sale of Shares in the Offering, and (y) from $325,000 to $400,000 commencing with the calendar quarter immediately following the quarter in which the Company raises $1.9 billion in Gross Proceeds from the sale of Shares in the Offering, and (2) the amount of any Reimbursement Payment shall be reduced by an amount necessary to ensure that (x) such Reimbursement Payment, when taken together with the Company’s cumulative Total Operating Expenses for the four calendar quarters ending with such calendar quarter, will not cause the Company to exceed the 2%/25% Guidelines or, if an excess over the 2%/25% Guidelines has been previously approved by the Company’s independent directors, such approved excess, (y) such Reimbursement Payment will not cause the aggregate Organizational and Offering Expenses paid by the Company to exceed 15% of the Gross Proceeds from the sale of Shares in the Offering as of the date of the Reimbursement Payment, and (z) the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes is not adversely affected. In the event that a Reimbursement Payment is reduced pursuant to this Section 2(b), such Reimbursement Payment shall remain subject to reimbursement by the Company to the Advisor in a future quarter pursuant to this Section 2.

(c) Notwithstanding Section 2(b), the Company will reimburse the Advisor in cash for all remaining unreimbursed Expense Payments due under this Agreement (a “Lump Sum Payment”) in the event that, for a period of two consecutive calendar quarters, (i) the Company has positive cash flow for the quarter after the payment of a 5.0% annualized dividend, excluding any reinvestment of dividends, with “cash flow” for these purposes calculated as set forth on Schedule A hereto, and (ii) dividends paid by the Company for such quarters are one hundred percent (100%) or less as a percentage than both the Company’s Funds From Operations, as defined by the National Association of Real Estate Investment Trusts and calculated by the Company in accordance with historical practice, and Modified Funds From Operations, as defined by the Investment Program Association and calculated by the Company in accordance with historical practice, for such quarter ((i) and (ii), collectively, the “Lump Sum Payment Triggers”). Any Lump Sum Payment made pursuant to this Section 2(c) will be paid by the Company to the Advisor within sixty (60) calendar days after the end of the second consecutive calendar quarter in which the Lump Sum Payment Triggers are satisfied. Notwithstanding the foregoing, the amount of any Lump Sum Payment shall be reduced by an amount necessary to ensure that (x) such Lump Sum Payment, when taken together with the Company’s cumulative Total Operating Expenses for the four calendar quarters ending with the calendar quarter in which the Lump Sum Payment Triggers are satisfied, will not cause the Company to exceed the 2%/25% Guidelines or, if an excess over the 2%/25% Guidelines has been previously approved by the Company’s independent directors, such approved excess, (y) such Lump Sum Payment will not cause the aggregate Organizational and Offering Expenses paid by the Company to exceed 15% of the Gross Proceeds from the sale of Shares in the Offering as of the date of the Lump Sum Payment, and (z) the Company’s ability to qualify and maintain its qualification as a REIT for federal tax purposes is not adversely affected.

3. Termination and Survival.

(a) This Agreement shall become effective as of the date of this Agreement and shall continue until terminated pursuant to Section 3(b), 3(c) or 3(d) or by the mutual agreement of the Parties.

(b) This Agreement may be terminated by the Advisor at any time, without the payment of any penalty, upon 30 days’ notice.

(c) This Agreement may be terminated by the Company at any time, without the payment of any penalty, upon 30 days’ notice.

(d) This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Advisory Agreement for Cause or (ii) a determination by the Board to dissolve or liquidate the Company.

(e) In the event that this Agreement is terminated by the Advisor pursuant to Section 3(b) or automatically terminated pursuant to Section 3(d), the Company shall continue to make Reimbursement Payments to the Advisor pursuant to Section 2(b) for all Expense Payments which have not been previously reimbursed by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 3(c), within 30 days after such termination, the Company shall reimburse the Advisor for all Expense Payments which have not been previously reimbursed by the Company. At the discretion of the Company, such reimbursement may be in the form of cash, a non-interest bearing promissory note with equal monthly principal payments over a term of no more than five years, or any combination thereof.

(f) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement.

4. Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the Parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the Parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. Nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Articles of Amendment and Restatement or Bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisor.

(e) This Agreement may be amended in writing by the mutual consent of the Parties. This Agreement may be executed by the Parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amended and Restated Expense Support Agreement to be executed by their duly authorized representatives as of the date first written above.

RREEF PROPERTY TRUST, INC.
By:	/s/ James N. Carbone
Name:	James N. Carbone
Title:	Chief Executive Officer and President

By:	/s/ Julianna S. Ingersoll
Name:	Julianna S. Ingersoll
Title:	Chief Financial Officer and Vice President

RREEF AMERICA L.L.C.
By:	/s/ Todd Henderson
Name:	Todd Henderson
Title:	Managing Director

By:	/s/ Aimee Samford
Name:	Aimee Samford
Title:	Director

SCHEDULE A
“Cash flow” is calculated as follows:

Income from investments (property, real estate securities and real estate loans), less:
- expenses specific to each investment portfolio
- fund level expenses
- fees (advisory fee, performance fee, dealer manager fee, distribution fee)
- offering & organizational costs
- financing costs
- property and fund level interest expense
- reimbursements owed
- dividend payment (5% annualized yield)
- redemptions